   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 6, 1996

                                                REGISTRATION NO. 333-04725
- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                               ----------------

                             AMENDMENT NO. 1

                                    TO
                                   FORM S-1
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                               ----------------

                          EINSTEIN BROS. BAGELS, INC.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                               ----------------

         DELAWARE                    5812                    84-1294908
     (STATE OR OTHER          (PRIMARY STANDARD           (I.R.S. EMPLOYER
     JURISDICTION OF      INDUSTRIAL CLASSIFICATION    IDENTIFICATION NUMBER)
     INCORPORATION OR            CODE NUMBER)
      ORGANIZATION)

                        1526 COLE BOULEVARD, SUITE 200
                            GOLDEN, COLORADO 80401
                           TELEPHONE (303) 202-9300
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                               ----------------

                                PAUL A. STRASEN
                      VICE PRESIDENT AND GENERAL COUNSEL
                          EINSTEIN BROS. BAGELS, INC.
                        1526 COLE BOULEVARD, SUITE 200
                            GOLDEN, COLORADO 80401
                           TELEPHONE (303) 202-3463
(NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                                  COPIES TO:
             AMY S. POWERS                        DAVID A. SCHUETTE
          BELL, BOYD & LLOYD                    MAYER, BROWN & PLATT
      THREE FIRST NATIONAL PLAZA              190 SOUTH LASALLE STREET
        CHICAGO, ILLINOIS 60602                CHICAGO, ILLINOIS 60603
       TELEPHONE: (312) 372-1121              TELEPHONE: (312) 782-0600

                               ----------------

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.

  AMENDING PART II AND FILING CERTAIN EXHIBITS.

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

  The following table sets forth the estimated expenses to be borne by the Company in connection with the registration, issuance, and distribution of the securities being registered hereby, other than underwriting discounts and commissions. All amounts are estimates except the SEC registration fee, the NASD filing fee, and the Nasdaq listing fee.

      Securities and Exchange Commission registration fee............. $ 20,380
      NASD filing fee.................................................    6,410
      Nasdaq listing fee..............................................   17,500
      Transfer agent and registrar's fee and expenses.................   10,000
      Blue Sky fees and expenses......................................   25,000
      Printing and engraving expenses.................................  200,000
      Legal fees and expenses.........................................  350,000
      Accounting fees and expenses....................................  150,000
      Miscellaneous...................................................   27,710
                                                                       --------
          Total....................................................... $800,000
                                                                       ========

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

  Section 145 of the Delaware General Corporation Law authorizes indemnification of directors, officers, employees, and agents of the Company; allows the advancement of costs of defending against litigation; and permits companies incorporated in Delaware to purchase insurance on behalf of directors, officers, employees, and agents against liabilities whether or not in the circumstances such companies would have the power to indemnify against such liabilities under the provisions of the statute.

  The Company's Restated Certificate of Incorporation provides for indemnification of the Company's officers and directors to the fullest extent permitted by Section 145 of the Delaware General Corporation Law. The Company intends to obtain directors and officers insurance covering its executive officers and directors.

  The Company's Restated Certificate of Incorporation eliminates, to the fullest extent permitted by Delaware law, liability of a director to the Company or its stockholders for monetary damages for a breach of such director's fiduciary duty of care except for liability where a director (a) breaches his or her duty of loyalty to the Company or its stockholders, (b) fails to act in good faith or engages in intentional misconduct or knowing violation of law, (c) authorizes payment of an illegal dividend or stock repurchase, or (d) obtains an improper personal benefit. While liability for monetary damages has been eliminated, equitable remedies such as injunctive relief or rescission remain available. In addition, a director is not relieved of his or her responsibilities under any other law, including the federal securities laws.

  Insofar as indemnification by the Company for liabilities arising under the Securities Act of 1933, as amended (the "Securities Act"), may be permitted to directors, officers, and controlling persons of the Company pursuant to the foregoing provisions, the Company has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

  On March 24, 1995, in connection with the formation of the Company, the Company issued to the shareholders of Brackman Bros., Inc. ("Brackman") and to Bagel & Bagel, Inc. ("Bagel & Bagel") an aggregate of 1,147,500 shares of Common Stock as partial consideration for all of the outstanding shares of Brackman and substantially all of the assets of Bagel & Bagel. On such date, the Company also sold to certain accredited investors an aggregate of 3,536,361 shares of Common Stock for $20.8 million in cash. The above-mentioned securities were sold without registration under the Securities Act in reliance on Section 4(2) of the Securities Act and Rule 506 of Regulation D promulgated under the Securities Act.

  On March 31, 1995, in connection with the formation of the Company, the Company issued to Offerdahl's Bagel Gourmet, Inc. ("Offerdahl's") an aggregate of 885,996 shares of Common Stock as partial consideration for substantially all of the assets of Offerdahl's and a non-recourse promissory note in the aggregate amount of $437,497. Such securities were sold without registration under the Securities Act in reliance on Section 4(2) of the Securities Act and Rule 506 of Regulation D promulgated under the Securities Act.

  On August 10, 1995, the Company issued to the shareholder of Baltimore Bagel Co. ("Baltimore Bagel") an aggregate of 6,250 shares of Series A Preferred Stock in connection with the merger of Baltimore Bagel into a wholly owned subsidiary of the Company. Such shares were issued without registration under the Securities Act in reliance on Section 4(2) of the Securities Act and Rule 506 of Regulation D promulgated under the Securities Act.

  On December 29, 1995, the Company sold a warrant to purchase an aggregate of 1,012,500 shares of Common Stock to Bagel Store Development Funding, L.L.C., formerly known as Einstein Bros. Equity Funding, L.L.C., at an exercise price of $6.47 per share. The cash purchase price for the warrant was $45,000. Such warrant was sold without registration under the Securities Act in reliance on
Section 4(2) of the Securities Act and Rule 506 of Regulation D promulgated under the Securities Act.

  On January 15, 1996, the Company sold warrants to purchase an aggregate of 1,237,050 shares of Common Stock to certain accredited investors at an exercise price of $6.47 per share. The aggregate purchase price for the warrants was $1,100, which purchase price was paid by delivery of promissory notes from the accredited investors. An aggregate of 540,675 shares of Common Stock have been issued pursuant to the exercise of certain of such warrants for an aggregate exercise price of $3,499,900. Such warrants, and the shares of Common Stock issued upon exercise thereof, were sold without registration under the Securities Act in reliance on Section 4(2) of the Securities Act and Rule 506 of Regulation D promulgated under the Securities Act.

  On February 1, 1996, the Company sold to certain accredited investors (all of whom were former shareholders of Noah's New York Bagels, Inc.) an aggregate of 855,225 shares of Common Stock for a cash purchase price of $10.52 per share. Such shares were issued without registration under the Securities Act in reliance on Section 4(2) of the Securities Act and Rule 506 of Regulation D promulgated under the Securities Act.

  On April 5, 1996, the Company sold to Mark A. Goldston, President and Chief Executive Officer and a director of the Company, 28,508 shares of Common Stock for a cash purchase price of $10.52 per share. Such shares were sold without registration under the Securities Act in reliance on Section 4(2) of the Securities Act in reliance on Rule 506 of Regulation D promulgated under the Securities Act.

  On May 28, 1996, in connection with entering into its secured revolving credit facility, the Company issued a warrant to purchase an aggregate of 15,375 shares of Common Stock to one accredited investor at an exercise price of $11.58. Such warrant was issued without registration under the Securities Act and Rule 506 of Regulation D promulgated under the Securities Act.

  Since its inception, the Company has granted options for 3,719,555 shares of Common Stock pursuant to its 1995 Stock Option Plan, as amended, at exercise prices ranging from $5.88 to $11.58 per share, of which options to purchase 296,169 shares of Common Stock have been exercised. Such options were issued without registration under the Securities Act in reliance on Section 4(2) and Rule 701 promulgated under the Securities Act.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

  (a) The exhibits to the Registration Statement are listed in the Exhibit Index which appears elsewhere in this Registration Statement and is hereby incorporated herein by reference.

  (b) Financial Statement Schedules:

  Schedule II--Valuation and Qualifying Accounts........................... II-6

  All other schedules are omitted because of the absence of the condition under which they are required or because the information is included in the consolidated financial statements or notes thereto.

ITEM 17. UNDERTAKINGS

  The undersigned registrant hereby undertakes to provide to the Underwriters, at the closing specified in the Underwriting Agreement, certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the Company pursuant to the provisions described under Item 14 above or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer, or controlling person of the Company in the successful defense of any action, suit, or proceeding) is asserted against the Company by such director, officer, or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

  The undersigned registrant hereby undertakes that:

    (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or
  (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

    (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT HAS DULY CAUSED THIS REGISTRATION STATEMENT, OR AMENDMENT THERETO, TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN GOLDEN, COLORADO, ON JUNE 5, 1996.

                                          Einstein Bros. Bagels, Inc.

                                                   /s/ Mark R. Goldston
                                          By: _________________________________
                                                     Mark R. Goldston
                                               President and Chief Executive
                                                          Officer

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT, OR AMENDMENT THERETO, HAS BEEN SIGNED BELOW BY THE FOLLOWING PERSONS IN THE CAPACITIES INDICATED ON JUNE 5, 1996.

                 SIGNATURE                                     TITLE
                 ---------                                     -----


         /s/ Mark R. Goldston               President, Chief Executive Officer and
___________________________________________   Director (Principal Executive Officer)
             Mark R. Goldston

         /s/ Michael Beaudoin               Vice President and Chief Financial Officer
___________________________________________   (Principal Financial and Accounting
             Michael Beaudoin                 Officer)

            /s/ Noah Alper                  Director
___________________________________________
                Noah Alper

           /s/ Scott A. Beck                Director
___________________________________________
               Scott A. Beck

           /s/ Kyle T. Craig                Director
___________________________________________
               Kyle T. Craig

         /s/ M. Laird Koldyke               Director
___________________________________________
             M. Laird Koldyke

            /s/ Gail Lozoff                 Director
___________________________________________
                Gail Lozoff

      /s/ John H. Muehlstein, Jr.           Director
___________________________________________
          John H. Muehlstein, Jr.

         /s/ John A. Offerdahl              Director
___________________________________________
             John A. Offerdahl

           /s/ Lloyd D. Ruth                Director
___________________________________________
               Lloyd D. Ruth

         /s/ David G. Stanchak              Director
___________________________________________
             David G. Stanchak


                                   EXHIBITS

 EXHIBIT
 NUMBER                      DESCRIPTION OF EXHIBIT(+)                    PAGE*
 -------                     -------------------------                    ----
  1**      Form of Purchase Agreement with Underwriters.
  2.1(a)** Agreement to Contribute Shares dated February 17, 1995 among the Company, Brackman Brothers, Inc. ("Brackman") and the
            shareholders of Brackman (the "Brackman Agreement").
  2.1(b)** Amendment to Agreement to Contribute Shares dated March 24,
            1995 among the Company, Brackman and the shareholders of
            Brackman (the "Amendment to Brackman Agreement").
  2.2**    Agreement to Contribute Assets dated March 2, 1995 among the
            Company, Bagel & Bagel, Inc. and Richard Lozoff (the "Bagel
            & Bagel Agreement").
  2.3**    Agreement to Contribute Assets dated March 23, 1995 among
            the Company, Offerdahl's Bagel Gourmet, Inc.
            ("Offerdahl's") and the stockholders of Offerdahl's (the
            "Offerdahl's Agreement").
  2.4**    Agreement and Plan of Merger dated August 10, 1995 among the
            Company, Baltimore Bagel Co., BBC Acquiring Corporation and
            Michael E. Brau and Rachel C. Brau, individually and as
            trustees of the Brau Living Trust dated January 23, 1990
            (the "Baltimore Bagel Agreement").
  2.5**    Merger Agreement dated as of January 22, 1996, as amended, among the Company, NNYB Acquisition Corporation, Noah's New
            York Bagels, Inc. ("Noah's"), and the shareholders and
            optionholders of Noah's (the "Noah's Agreement").
  3.1***   Restated Certificate of Incorporation of the Company
            ("Certificate of Incorporation").
  3.2**    Amended and Restated Bylaws of the Company ("Bylaws").
  4.1***   Certificate of Incorporation (included in Exhibit 3.1).
  4.2**    Bylaws (included in Exhibit 3.2).
  4.3***   Certificate representing Common Stock.
  4.4**    Amended and Restated Registration Rights Agreement dated
            February 1, 1996 by and among the Company and certain
            stockholders of the Company.
  4.5**    Form of Concurrent Private Placement Agreement between
            Boston Chicken, Inc. ("Boston Chicken") and the Company
            ("Concurrent Private Placement Agreement").
  4.6**    Form of Registration Agreement between Boston Chicken and
            the Company.
  5.1***   Opinion of Bell, Boyd & Lloyd.
 10.1**    Amended and Restated Loan Agreement dated May 17, 1996
            between Boston Chicken, Inc. ("Boston Chicken") and the
            Company.

- --------

   +In the case of incorporation by reference to documents filed by Boston Chicken under the Securities Exchange Act of 1934, as amended, Boston Chicken's file number under that Act is 0-22802.

   *This information appears only in the manually signed original of the Registration Statement.

  **Previously filed.
 ***To be filed by amendment.


                                   Exhibit-1

 EXHIBIT
 NUMBER                      DESCRIPTION OF EXHIBIT(+)                    PAGE*
 -------                     -------------------------                    ----
 10.2**     Form of Concurrent Private Placement Agreement (included in
             Exhibit 4.5).
 10.3(a)**  Secured Demand Note of the Company dated January 30, 1996 payable to Boston Chicken ("Secured Demand Note")
             (incorporated by reference to Exhibit 10.23(d) Boston
             Chicken's 1995 annual report on Form 10-K).
 10.3(b)**  First Amendment to Secured Demand Note dated as of March 7,
             1996.
 10.4**     Brackman Agreement and Amendment to Brackman Agreement
             (included in Exhibits 2.1(a) and 2.1(b) hereof).
 10.5**     Bagel & Bagel Agreement (included in Exhibit 2.2 hereof).
 10.6**     Offerdahl's Agreement (included in Exhibit 2.3 hereof).
 10.7**     Baltimore Bagel Agreement (included in Exhibit 2.4 hereof).
 10.8**     Noah's Agreement (included in Exhibit 2.5 hereof).
 10.9**     Credit Agreement dated as of May 17, 1996 among the
             Company, the Lenders named therein, and Bank of America
             Illinois, as Agent.
 10.10      Amended and Restated 1995 Stock Option Plan of the Company.
 10.11      1996 Non-Employee Director Stock Option Plan of the
             Company.
 10.12**    Amended and Restated Accounting and Administration Services
             Agreement dated as of May 28, 1996 between Boston Chicken
             and the Company.
 10.13(a)** Financial Services Agreement dated as of March 24, 1995 between Boston Chicken and the Company ("Financial
             Services Agreement") (incorporated by reference to Exhibit
             10.15 to Boston Chicken's 1994 annual report on Form 10-
             K).
 10.13(b)** First Amendment to Financial Services Agreement dated as of
             March 7, 1996.
 10.13(c)** Financial Services Agreement Termination Agreement
             effective as of May 20, 1996.
 10.14**    Amended and Restated Real Estate Services Agreement dated
             as of May 28, 1996 between Boston Chicken and the Company.
 10.15**    Amended and Restated Computer and Communications Systems
             Services Agreement dated as of May 28, 1996 between Boston
             Chicken and the Company.
 10.16**    Assignment and Reimbursement Agreement dated March 24, 1995 between Boston Chicken and the Company.
 10.17(a)** Employment Agreement dated March 24, 1995 between Daniel V.
             Colangelo and the Company.
 10.17(b)** Amendment to Employment Agreement and Transition and
             Consulting agreement dated January 16, 1996 between Daniel
             V. Colangelo and the Company, as amended March 6, 1996.
 10.18**    Letter Agreement dated April 5, 1996 between Mark R.
             Goldston and the Company.
 10.19**    Employment Agreement dated March 24, 1995 between Gail
             Lozoff and the Company.
 10.20**    Secured Loan Agreement dated October 2, 1995 between Doc's
             Cheese Company, L.L.C. ("Doc's") and the Company.

- --------

   +In the case of incorporation by reference to documents filed by Boston Chicken under the Securities Exchange Act of 1934, as amended, Boston Chicken's file number under that Act is 0-22802.

   *This information appears only in the manually signed original of the Registration Statement.

  **Previously filed.
 ***To be filed by amendment.


                                   Exhibit-2

 EXHIBIT
 NUMBER                       DESCRIPTION OF EXHIBIT(+)                   PAGE*
 -------                      -------------------------                   ----
 10.21**(++) Supply Agreement dated October 2, 1995 between Doc's and the Company.
 10.22**     License Agreement dated October 2, 1995 between Doc's and
              the Company.
 10.23**     Option agreement dated October 2, 1995 between Doc's and
              the Company.
 10.24(++)   Project and Approved Supplier Agreement among Harlan Bagel
              Supply Company, Harlan Bakeries, Inc. and the Company.
 10.25       Option Agreement among Harlan Bagel Supply Company, Hal P.
              Harlan, Hugh P. Harlan, Doug H. Harlan and the Company
              (included in Exhibit 10.24).
 10.26       Right of First Refusal Agreement among Harlan Bakeries,
              Inc., Hal P. Harlan, Hugh P. Harlan, Doug H. Harlan and
              the Company (included in Exhibit 10.24).
 10.27**     Aircraft dry leases dated January 16, 1996 between the
              Company and Bowana Aviation, Inc.
 10.28**     Form of Fourth Amended and Restated Limited Liability
              Company Agreement of Bagel Store Development Funding,
              L.L.C. ("Bagel Funding").
 10.29**     Warrant Purchase Agreement dated as of December 29, 1995
              between the Company and Bagel Funding (including form of
              warrant to purchase 1,012,500 shares of Common Stock).
 10.30**     Form of agreement between the Company and Bagel Funding
              relating to the Company's purchase of Bagel Funding's
              interests in area developers.
 10.31       Form of Area Development Agreement between the Company and its Area Developers (included in Exhibit 99).
 10.32       Form of Franchise Agreement between the Company and its
              Area Developers (included in Exhibit 99).
 10.33       Form of Secured Loan Agreement between the Company and its
              Area Developers (included in Exhibit 99).
 10.34**     Employment Agreement dated March 31, 1995 between John A.
              Offerdahl and the Company.
 11**        Statement re: Computation of Loss Per Share.
 21.1**      Subsidiaries of the Company.
 23.1**      Consent of Arthur Andersen LLP with respect to the Audited
              Consolidated Financial Statements of the Company.
 23.2**      Consent of Deloitte & Touche LLP with respect to the
              Audited Consolidated Financial Statements of Noah's New
              York Bagels, Inc.
 23.3**      Consent of Mayer Hoffman McCann L.C. with respect to the
              Audited Financial Statements of Bagel & Bagel, Inc.
 23.4**      Consent of Arthur Andersen LLP with respect to the Audited
              Combined Financial Statements of Offerdahl's Bagel
              Gourmet, Inc.
 23.5**      Consent of Arthur Andersen LLP with respect to the Audited
              Financial Statements of Baltimore Bagel Co.
 23.6***     Consent of Bell, Boyd & Lloyd (included in Exhibit 5.1).
 27**        Financial Data Schedule
 99          Uniform Franchise Offering Circular.

- --------

  (+)In the case of incorporation by reference to documents filed by Boston
   Chicken under the Securities Exchange Act of 1934, as amended, Boston Chicken's file number under that Act is 0-22802.

(++)Confidential treatment requested.

 *This information appears only in the manually signed original of the Registration Statement.

  **Previously filed.
 ***To be filed by amendment.

                                   Exhibit-3